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                                                                  EXHIBIT 23.1



                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Shareholders of Aquila, Inc.:

We consent to the incorporation by reference of our reports dated April 11, 2003, included in this Form 10-K, into the Company's previously filed Registration Statements on Form S-3 (Nos. 333-88280, 333-67822, 333-68400, and 333-29657) and on Form S-8 (Nos. 333-92294, 333-68042, 333-68040, 333-68044,
333-67820, 333-66233, 033-45525, 033-50260, 033-52094, 333-19671, 333-91305,
333-94955, 333-30742, 333-29819 and 333-77703).

Our report dated April 11, 2003 also refers to the restatement of the Company's statement of cash flows for the years ended 2001 and 2000 and to a change in the method of accounting for goodwill and for reporting certain energy trading activities.

/s/ KPMG, LLP

Kansas City, Missouri
April 11, 2003